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                                                                     EXHIBIT 8.1




                                         October 2, 1998


Merrill Lynch & Co.
Merrill Lynch, Pierce, Fenner & Smith
              Incorporated
World Financial Center
North Tower
New York, New York  10281


               Re: Prospectus Supplement dated September 25, 1998 to Prospectus dated September 25, 1998 (respectively, the "Prospectus Supplement" and the "Prospectus")
                    ---------------------------------------------------

Ladies and Gentlemen:

          We have acted as special tax counsel for Occidental Petroleum Corporation, a Delaware corporation, (the "Company") in connection with the preparation of the above captioned Prospectus and Prospectus Supplement filed on September 25, 1998 with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "Securities Act"). The Prospectus Supplement relates to the issuance and sale by the Company of $270,000,000 aggregate principal amount of its Extendible Notes due October 3, 2008 (the "Debt Securities"). The Debt Securities were registered pursuant to a Registration Statement on Form S-3 (File No. 333-52053) declared effective by the Commission on May 12, 1998 pursuant to Rule 462(b) of the Securities Act.

          This opinion is being furnished to you pursuant to Section 6(h) of the Underwriting Agreement, dated as of September 25, 1998, among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

          We hereby confirm that, although the discussions set forth in the Prospectus Supplement under the headings "Certain United States Federal Tax Considerations," does not purport to discuss all possible United States federal
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Merrill Lynch & Co.
October 2, 1998
Page 2

income tax consequences of the purchase, ownership, and disposition of the Debt Securities, in our opinion such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership, and disposition of the Debt Securities, based upon current law and subject to the qualifications set forth therein. There can be no assurances that any of the opinions expressed herein will be accepted by the Internal Revenue Service, or if challenged, by a court. This opinion is expressed as of the date hereof unless otherwise expressly stated and applies only to the disclosure under the heading "Certain United States Federal Tax Considerations" set forth in the Prospectus Supplement. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

          This opinion is furnished to you solely for your benefit in connection with the preparation of the Prospectus and the Prospectus Supplement and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without our prior written consent.

                                  Very truly yours,

                                  /s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP